Exhibit 99.1
Perma-Fix Promotes John Lash to Chief Operating Officer
Jim Blankenhorn Resigns to Lead Recovery Efforts at WIPP
ATLANTA – March 26, 2014 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that John Lash has been promoted to interim Chief Operating Officer, subject to upcoming board approval. Mr. Lash previously served as Senior Vice President of Operations for the Company’s Treatment Segment for over ten years. Mr. Lash replaces James Blankenhorn, who was recruited to lead the recovery efforts at the Department of Energy’s (DOE) Waste Isolation Pilot Plant (WIPP).
Mr. Lash has over 20 years of experience in the nuclear industry, with specific experience in managing remedial activities including multiple, large-scale field projects, as well as decontamination and disposal of radioactive materials from commercial and government operating facilities and fixed facilities providing volume reduction, processing, and decontamination services. As Senior Vice President of Operations for the Treatment Segment, he was in charge of overall management of all facilities and remediation activities. Prior to joining Perma-Fix in 2001, Mr. Lash served as Broad Spectrum Manager for Waste Control Specialists in Dallas, TX. Prior to that, he worked for ten years at Chem-Nuclear Systems where he held various managerial positions including manager of the Chem-Nuclear Consolidation Facility. Mr. Lash received his education and qualification from the U.S. Navy Nuclear Power Program, where he served for 8 years prior to working in the commercial and nuclear industry.
In February, 2014, a radiological release and fire caused the WIPP to be shut down, for what is anticipated to be approximately a year. Several experts have been brought in to support this critical mission for DOE.  Due to the severity of the issues at WIPP, Blankenhorn was actively recruited to fill the newly created position of Recovery Manager for the managing contractor for WIPP.
Prior to joining Perma-Fix in 2011, Blankenhorn was with URS for 19 years serving in a variety of senior management positions and is a known industry expert in Transuranic (TRU) Waste.  He has gained national recognition as a TRU expert yielding from experience at sites including Savannah River and Los Alamos.
Dr. Louis F. Centofanti, CEO of Perma-Fix Environmental Services, commented, “We are very pleased to announce the promotion of John Lash to Chief Operating Officer.  Since joining Perma-Fix Environmental Services in 2001, he has been a valuable member of the senior management team.  He has had direct oversight of our facilities and remediation activities, and has cultivated very strong relationships with our key clients.  Moreover, he has a solid reputation in the industry.  We look forward to his ongoing contributions in this new role.  We would also like to thank Jim Blankenhorn for his significant contributions to the company.  In his new position, Jim will be instrumental in overseeing an important and timely project within the DOE, due in part to his deep expertise with transuranic waste.  We are honored that DOE thinks so highly of him and wish him well in driving a solution to re-open WIPP.”

About Perma-Fix Environmental Services
Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities.  Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com